Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month and Nine-Month Periods Ended September 30, 2009

Company reports another strong quarter showing further operating leverage

ELK GROVE VILLAGE, IL, November 12, 2009—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and renewable energy solutions, today announced its results for the three and nine month periods ended September 30, 2009.

“The third quarter marked another strong quarter of growth for Lime Energy,” stated David Asplund, Chief Executive Officer.  “We continued to grow revenue, show improved operating leverage and support new initiatives in engineering, utility program management and direct federal government contracting despite the continued challenging economic environment.”  Results were in line with expectations, with consolidated revenue up over 18% from the third quarter of 2008.  Contributing to the increase was a 24% increase in revenue from our commercial and industrial (C&I) business and a 16% increase in our public sector work with our ESCO partners.  We recognized no revenue during the quarter from our recently awarded utility program management contracts or FRR contract.  In addition to the top-line growth, we continued to show improved operating leverage with our SG&A as a percent of revenue declining 4 percentage points from the prior year period.  SG&A increased just 4% to support our new initiatives as well as the result of additions to our sales staff added earlier in the year.  This improvement in operating leverage, in combination with a reduction in our amortization expense, contributed to a 15% decline in our operating loss when compared to the prior year period.

Year to date revenue increased 38.5% when compared to the pro forma results for the first nine months of 2008, assuming the acquisition of Applied Energy Management, Inc. had taken place on January 1, 2008.  This resulted from a 45% increase in the revenue from our public sector business and a 26% increase in revenue from our C&I business.  Our SG&A expense as a percentage of revenue declined almost 13 percentage points from the year earlier period on a pro forma basis contributing to a $4.1 million or 36% reduction in our operating loss. We are extremely pleased with our year to date results which do not include any revenue from our recently awarded utility program management contracts, our direct federal contract or virtually any stimulus spending on our ESCO partner projects.

Results for the three-month period ended September 30, 2009

•                  Revenue increased $3.3 million or 18.6%, to $21.003 million for the three-month period ended September 30, 2009 from $17.709 million for the same period in 2008.

•                  Gross profit increased $158 thousand or 3.6% to $4.479 million during the third quarter of 2009 compared to $4.321 million for the third quarter of 2008.  The gross margin for the third quarter of 2009 was 21.3% compared to 24.4% for the third quarter of 2008.

•                  Selling, general and administrative expense increased $222 thousand or 4.0% to $5.731 million during the three-month period ended September 30, 2009 compared to $5.509 million for the same period in 2008.

•                  The operating loss declined 15% or $269 thousand to $1.521 million during the third quarter of 2009 from $1.79 million in the year earlier period.

•                  The loss from discontinued operations decreased $22 thousand or 5.3% to $396 thousand for the third quarter of 2009 from $418 thousand for the third quarter of 2008.

•                  Adjusted EBITDA* loss increased $658 thousand to $697 thousand during the three-month period ended September 30, 2009 from $39 thousand in the year earlier period.

•                  The third quarter net loss increased $752 thousand or 24.0% to $3.891 million compared to $3.139 million for the third quarter of 2008.

•                  The basic and diluted net loss per share for the third quarter of 2009 declined $0.10 or 27.8% to $0.26 per share from $0.36 per share for the third quarter of 2008.

Results for the nine-month period ended September 30, 2009

•                  Revenue increased $24.189 million or 91.9%, to $50.523 million for the nine-month period ended September 30, 2009 compared to $26.334 million for the nine-month period ended September 30, 2008.  Revenue increased $14.052 million or 38.5% compared to pro forma revenue for the nine-month period ended September 30, 2008 of $36.471 million, assuming the acquisition of Applied Energy Management, Inc. had taken place on January 1, 2008.

•                  Gross profit increased $4.867 million or 92.5%, to $10.126 million for the nine months ended September 30, 2009 compared to $5.529 million for the nine months ended September 30, 2008.  Gross profit increased $3.131 million or 44.8% when compared to the gross profit for the nine months ended September 30, 2008 on a pro forma basis.

•                  Selling, General and Administrative expense increased $4.182 million or 33.9%, to $16.513 million for the nine-month period ended September 30, 2009 compared to $12.331 million for the same period in 2008.  SG&A expense declined $24 thousand or 0.1%, when compared to SG&A expense for the nine months ended September 30, 2008 on a pro forma basis of $16.537 million.

•                  Adjusted EBITDA* loss increased $986 thousand or 28.1%, to $4.493 million for the first nine months of 2009 compared to $3.507 million for the same period in 2008.  The Adjusted EBITDA loss declined $1.484 million or 24.8%, when compared to a loss of $5.977 million for the nine-month period ended September 30, 2008 on a pro forma basis.

•                  Net loss declined $349 thousand or 2.9% to $11.554 million during the first nine months of 2009 compared to $11.903 million for the same period in 2008.  The net loss declined $4.415 million or 27.6%, when compared to the net loss for the nine-month period ended September 30, 2008 on a pro forma basis.

•                  The basic and diluted loss per share declined $0.48 or 32.9%, to a loss of $0.98 per share for the nine-month period ended September 30, 2009 compared to a loss of $1.46 per share for the same period in 2008.  The basic and diluted loss per share declined $0.86, or 46.7% when compared to the basic and diluted loss per share of $1.84 for the first nine months of 2008 on a pro forma basis.

* Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Appointed Stephen Glick as a new Director

•                  Completed the sale of the assets of our Energy Technology segment

•                  Announced a doubling of our existing contract with the New York Power Authority (NYPA) to provide up to $20 million in energy efficiency services.

•                  Entered into a projected $27 million contract with National Grid to provide energy efficiency upgrades under their Small Business Energy Efficiency Program implemented in response to New York State’s Energy Efficiency Resource Standard aimed to reduce energy usage statewide by 15% by 2015.

•                  Qualified to participate as one of three companies in the Army Corp of Engineers Facility Repair and Renewal program, which has availability of approximately $200 million remaining under the program - our first direct ID/IQ contract with the federal government.

•                  Completed follow-on underwritten offering, raising approximately $30 million net of expenses

•                  Completed conversion of all preferred stock and subordinated notes into common stock

•                  Completed repayment of virtually all outstanding debt

•                  Relaunched Lime Finance Program to provide extended payment options for C&I customers

•                  Continued to expand our engineering and marketing efforts to include additional utility demand side management programs

•                  Continued to expand National Accounts sales force focusing on multi-facility, multi-service C&I clients as well as expanding new and existing ESCO relationships

Financial Outlook

We currently have the largest and most diversified backlog in our history.  However, in the immediate term, the current business environment and uncertainty about the stimulus bill are impacting our ability to convert backlog into contracted revenue.  On the C&I side, some corporate customers remain cautious about making significant capital outlays due to the continued economic uncertainties in their own businesses.  Our relaunched Lime Finance provides them with the ability to pay for these projects over time, but we do not expect to see significant benefits from this until the first half of 2010.  On the public side, the release of certain contracts has been delayed while public entities wait to see if they can incorporate stimulus funds into their projects.  We are currently seeing some improvement in the C&I market as several significant proposals that we made earlier in the year have recently been accepted by our clients.  While these recently approved C&I projects offset a significant portion of the public sector contract that have been delayed, we do not feel we will  be able to fully implement or recognize revenue from these C&I projects before year end due to the timing of the release of the contracts which came late in the quarter.   We are therefore reducing our annual revenue guidance for 2009 to between $71 million and $73 million with an Adjusted EBITDA* loss of $5 million to $5.5 million.  While the delays in being awarded these contracts will impact our 2009 revenue, we believe in combination with our recently awarded contracts from National Grid, NYPA and the Army Corp of Engineers, they will contribute to improved results during the first half of 2010 and are confident of achieving sustained growth during full year 2010.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited, Thousands)

	Three Months Ended
	September 30,		Change
	2009	2008	$	%

Revenue	$21,003	$17,709	$3,294	18.6%
Cost of sales	16,524	13,388	3,136	23.4%
Gross profit	4,479	4,321	158	3.7%

Selling, general and administrative	5,731	5,509	222	4.0%
Amortization of intangibles	269	602	(333)	-55.3%
Operating Loss	(1,521)	(1,790)	269	-15.0%

Other income (expense)	(1,974)	(931)	(1,043)	112.0%
Loss from continuing operations	(3,495)	(2,721)	(774)	28.4%

Loss from discontinued operations	(396)	(418)	22	-5.3%
Net loss	$(3,891)	$(3,139)	$(752)	24.0%

Preferred stock dividends	(297)	—	(297)	—
Net loss available to common stockholders	$(4,188)	$(3,139)	$(1,049)	33.4%

Basic and diluted loss per common share from continuing operations	(0.24)	(0.31)	0.07	-22.6%

Discontinued operations	(0.02)	(0.05)	0.03	-60.0%

Basic and Diluted Loss per Common Share	$(0.26)	$(0.36)	0.10	-27.8%

Weighted Average Common Shares Outstanding	15,956	8,683

Adjusted EBITDA	$(697)	$(39)	(658)	1687.2%

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited, Thousands)

	Nine Months Ended September 30,			Change from Historical		Change from Pro forma
		2008	2008
	2009	Historical	Pro forma (1)	$	%	$	%

Revenue	$50,523	$26,334	$36,471	$24,189	91.9%	$14,052	38.5%
Cost of sales	40,397	21,075	29,476	19,322	91.7%	10,921	37.1%
Gross profit	10,126	5,259	6,995	4,867	92.5%	3,131	44.8%

Selling, general and administrative	16,513	12,331	16,537	4,182	33.9%	(24)	-0.1%
Amortization of intangibles	927	984	1,866	(57)	-5.8%	(939)	-50.3%
Operating Loss	(7,314)	(8,056)	(11,408)	742	-9.2%	4,094	-35.9%

Other income (expense)	(2,815)	(1,792)	(2,506)	(1,023)	57.1%	(309)	12.3%
Loss from continuing operations	(10,129)	(9,848)	(13,914)	(281)	2.9%	3,785	-27.2%

Loss from discontinued operations	(1,425)	(2,055)	(2,055)	630	-30.7%	630	-30.7%
Net loss	$(11,554)	$(11,903)	$(15,969)	$349	-2.9%	$4,415	-27.6%

Preferred stock dividends	(1,499)	—	—	(1,499)	—	(1,499)	—
Net loss available to common stockholders	$(13,053)	$(11,903)	$(15,969)	$(1,150)	9.7%	$2,916	-18.3%

Basic and diluted loss per common share from continuing operations	(0.87)	(1.21)	(1.60)	0.34	-28.1%	0.73	-45.6%

Discontinued operations	(0.11)	(0.25)	(0.24)	0.14	-56.0%	0.13	-54.2%

Basic and Diluted Loss per Common Share	$(0.98)	$(1.46)	$(1.84)	0.48	-32.9%	0.86	-46.7%

Weighted Average Common Shares Outstanding	13,365	8,125	8,691

Adjusted EBITDA	$(4,493)	$(3,507)	$(5,977)	(986)	28.1%	1,484	-24.8%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2008			2008
	2009	Historical	2009	2008	Pro forma (1)

Net loss	$(3,891)	$(3,139)	$(11,554)	$(11,903)	$(15,969)

Depreciation and amortization	400	872	1,495	1,687	2,569

Interest expense (income), net	1,974	931	2,815	1,792	2,506

Provision for income taxes	—	—	—	—	—

EBITDA	(1,517)	(1,336)	(7,244)	(8,424)	(10,894)

Share based compensation	424	879	1,326	2,862	2,862

Discontinued Operations	396	418	1,425	2,055	2,055

Adjusted EBITDA	$(697)	$(39)	$(4,493)	$(3,507)	$(5,977)

About Lime Energy Co.

Lime Energy is a leading provider of integrated energy engineering, consulting and implementation solutions specializing in improving the energy efficiency of our clients’ facilities, reducing their operating costs and carbon emissions.  We focus on two specific markets: the commercial and industrial market, including utilities, and the public sector market, working primarily with energy service companies (“ESCOs”).  Our clients include commercial and industrial businesses, property owners and managers, utilities, and ESCOs serving U.S. government and educational institutions.  We focus on deploying solutions to reduce the energy-related expenditures of our client’s facilities and the impact of their energy use on the environment, including energy efficient lighting upgrades, energy efficiency mechanical and electrical retrofit and upgrade services, water conservation, weatherization and renewable project development and implementation.  We provide energy efficiency solutions across all of our clients’ facilities, ranging from high-rise office buildings to manufacturing plants, retail sites, mixed use complexes and large, government sites to small, local facilities.  The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Conference Call Information

The company will hold a conference call with investors on Thursday, November 12th at 4:30 pm ET to discuss these results.

Investors can access the November 12th call by dialing toll free 866-770-7101 and using passcode 36761457. International callers can dial 617-213-8837 and use the same passcode.

The call will be available for replay until February 11, 2010 by dialing toll free 888-286-8010 or 617-801-6888. The replay will require use of passcode 62925774.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are described in Lime Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; and such factors are incorporated by reference.

Additional Information

A full analysis of the three-month and nine-month period results are available in the Company’s Form 10-Q for the period ended September 30, 2009, which is available on the Company’s website at www.lime-energy.com or on EDGAR.